GRAY CAPITAL PARTNERS, LLC

2312 Blalock Drive

Austin, TX 78758

March 30, 2004

CONFIDENTIAL

Mr. Bala Vishwanath

Chief Executive Officer

Smarte Solutions, Inc.

611 South Congress Ave., Ste. 350

Austin, Texas  78704

Re:

Engagement Letter for Bridge Financing

You have advised Gray Capital Partners, LLC ("GCP") that Smarte Solutions, Inc. (the "Company") plans to raise capital to finance expansion of the Company’s production capabilities, for working capital and for other uses in connection with its piracy management solutions business (the "Financing").  GCP has been asked by you to (i) act as financial advisor to the Company in connection with the Financing, (ii) act as the sole placement agent in a private placement of a bridge loan and, if required by market conditions, warrants (the "Debt Offering"), with estimated gross proceeds of $2.5 million and (iii) act as marketing agent in a proposed public offering of equity securities (the "Equity Offering"), with estimated gross proceeds of $7.25 million.  This letter agreement is to confirm our understanding with respect to our engagement in connection with the Debt Offering.   The terms of our engagement regarding GCP’s services as financial advisor to the Company in connection with the Financing and the Equity Offering are stated in a separate letter dated March 31, 2004.

You agree to give GCP the right to act as the sole placement agent for the Company in connection with the Debt Offering.  All services to be performed by GCP hereunder will be as agreed between GCP and the Company’s Chief Executive Officer.  GCP will report to the Company’s Chief Executive Officer concerning the services performed under this agreement, the nature and frequency of such reports to be at the reasonable discretion of the Company’s Chief Executive Officer, but, in any event, shall be made at least weekly throughout the term of this agreement.

You agree, as your sole payment obligation, and as GCP’s sole right to payment under this agreement, to pay, or cause to be paid, to GCP, a fee of 2.0% of the gross proceeds from the issuance and sale of securities in the Debt Offering originated by GCP, 1% of such amount in warrants to purchase common stock of the Company at a per share exercise price equal to the per share price of the Company’s common stock sold in the Equity Offering, provided that such warrants must be exercised within one (1) year of the date of registration of the Equity Offering or they shall revert to the Company.  In addition, you agree to pay, or cause to be paid, to GCP fees to be mutually agreed to by GCP and the Company in connection with any other offering of debt securities by the Company (other than an offering in which GCP declines to participate) that occurs thereafter and prior to the termination of this letter agreement and in which GCP participates.   The cash and equity fees referred to in this paragraph are payable at the closing of the Debt Offering pursuant to the written instructions of GCP.

This letter agreement is not intended to constitute, and should not be construed as an agreement or commitment between the Company and GCP to act as underwriter or agent in any offering of debt or equity securities by the Company, or to purchase or place any debt or equity securities of the Company.

You will furnish or cause to be furnished to GCP such information as GCP believes appropriate to its assignment (all such information so furnished being the "Information").  You recognize and confirm that GCP (a) will use the Information and information available from generally recognized public sources in performing the services contemplated by this letter agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) will not make an appraisal of any assets or liabilities of the Company.  You will promptly advise GCP in writing if you become aware that any Information previously provided has become inaccurate in any material respect or is required to be updated.  GCP will treat all non-public Information confidentially and will not disclose such Information except (i) to GCP’s officers, employees, agents and representatives as necessary to perform GCP’s obligations hereunder, (ii) with the Company’s prior written consent, (iii) if such Information is made publicly available other than by GCP in violation of this Agreement, or (iv) as is otherwise required by law or judicial or regulatory process.  During the term of this agreement, GCP shall not represent material information about the Company to any third party without the Company’s prior approval.

You agree to defend GCP and its affiliates, directors, officers, employees, agents and controlling persons (each such person being an "Indemnified Party") from and against any and all claims and proceedings to which such Indemnified Party may become subject under any applicable law, domestic or foreign, or otherwise, and related to or arising out of any knowingly untrue statement of a material fact contained in any information (whether oral or written) or documents, including, without limitation, any Information, furnished or made available by the Company, directly or through GCP, to any offeree of securities included in the Debt Offering or any of their representatives or the omission to state therein a material fact necessary in order to make the statements therein not misleading, in the light of the circumstances under which they were made, and will indemnify any Indemnified Party for all loss, claim, damage, liability or expense found in a final, non-appealable judgment by a court to have resulted from any claim or any action or proceeding arising there from; provided that the Company is given (i) prompt written notice of any such claim or proceeding, (ii) sole control of the defense and/or settlement of such claim or proceeding, and (iii) reasonable assistance in the defense and/or settlement of such claim or proceeding.

We agree to defend the Company and its affiliates, directors, officers, employees, agents and controlling persons (each such person being a "Company Indemnified Party") from and against any and all claims and proceedings to which such Company Indemnified Party may become subject under any applicable law, domestic or foreign, or otherwise, and related to or arising out of the bad faith, intentional misconduct or negligence of GCP and/or our employees and agents (including without limitation, any untrue statements or misrepresentations made by us about the Company), and will indemnify any Company Indemnified Party for all loss, claim, damage, liability or expense found in a final, non-appealable judgment by a court to have resulted from any claim or any action or proceeding arising there from; provided that the we are given (i) prompt written notice of any such claim or proceeding, (ii) sole control of the defense and/or settlement of such claim or proceeding, and (iii) reasonable assistance in the defense and/or settlement of such claim or proceeding.

You agree to notify GCP promptly of the assertion against the Company, GCP or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this letter agreement or GCP's engagement hereunder, and GCP agrees to notify you promptly after receipt of notice of any claim or the commencement of any action or proceeding with respect to which an Indemnified Party may be entitled to indemnification hereunder.

Each of the Company and GCP agrees that, without the other party’s prior written consent, you and/or GCP, as the case may be, will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this letter agreement (whether or not either party to this letter agreement is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party and/or Company Indemnified Party, as the case may be, from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party or a Company Indemnified Party, as the case may be, is requested or required to appear as a witness in any action brought by or against a party to this letter agreement or any of its affiliates in which such Indemnified Party or Company Indemnified Party, as the case may be, is not named as a defendant, the indemnifying party agrees to reimburse the other party for all expenses incurred in connection with such Indemnified Party's, or a Company Indemnified Party’s, as the case may be, appearing and preparing to appear as a witness, including, without limitation, the reasonable fees and disbursements of legal counsel, and to compensate the other party in an amount to be mutually agreed upon.

Each party hereto agrees that the indemnification and contribution provisions contained herein are in addition to any indemnification or contribution contained in any private placement agreement, agency agreement or any purchase or underwriting agreement between the Company and GCP.

You acknowledge and agree that GCP has been retained solely to act as sole placement agent in connection with the Debt Offering.  In such capacity, GCP shall act as an independent contractor, and any duties of GCP arising out of its engagement pursuant to this letter agreement shall be owed solely to the Company.  GCP hereby represents and warrants that in providing the services hereunder, GCP will comply with all applicable federal and state laws to the extent that such laws regulate broker-dealers or finders and their activities.

GCP's engagement hereunder will terminate on June 30, 2004; provided, however, that if, by or on such date, the Debt Offering has been consummated, then such engagement shall remain in effect for 6 months from the date of this letter agreement; further provided that GCP may terminate this letter agreement at any time upon written notice thereof to that effect and the Company may terminate this letter agreement at any time if (i) an officer of GCP who has material responsibilities in connection with the relationship between the Company and GCP ceases to be an employee of, or otherwise affiliated with, GCP, or (ii) GCP fails to satisfactorily perform its obligations hereunder.  The Company may also terminate this letter agreement prior to June 30, 2004 if GCP is not proceeding in good faith with the completion of the Debt Offering.  In addition, if at any time following consummation of the Debt Offering, GCP declines any proposal of the Company to proceed with a transaction contemplated by this letter agreement, the Company may pursue the completion of such transaction without the participation of GCP, without any payment or other obligation to GCP.  Notwithstanding the foregoing, the provisions contained herein relating to indemnification and contribution, to confidentiality and to the waiver of right to trial by jury will survive any such termination.  The provisions of this letter agreement shall be superseded by any private placement agreement, agency agreement or any purchase or underwriting agreement, as the case may be, relating to the Debt Offering to the extent provided therein.

Each of GCP and you (on your own behalf and, to the extent permitted by applicable law, on behalf of your affiliates and your and their respective security holders) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of GCP pursuant to, or the performance by GCP of the services contemplated by, this letter agreement.

You acknowledge that, subject to your prior written approval, GCP may, at its option and expense, place an announcement in such newspapers and periodicals as it may choose, stating that GCP has acted as the placement agent for the Company in the Debt Offering.

You agree that, except as required by applicable law in the opinion of your counsel or unless GCP has otherwise consented in writing, you will not disclose, provide a copy of or circulate this letter to any person or entity or reference GCP or the fees payable to GCP in any offering circular, registration statement or other disclosure document, or in any press release or other document or communication.

No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby.

This letter agreement shall be governed by, and construed in accordance with, the law of the State of Texas.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to GCP the duplicate copy of this letter agreement enclosed herewith.   We look forward to the successful conclusion of this assignment.

Very truly yours,

GRAY CAPITAL PARTNERS, LLC

By:  /s/ KYLE HOLLAND

Kyle Holland

Managing Director, Investment Banking

Accepted and Agreed:

SMARTE SOLUTIONS, INC.

By:   /s/ BALA VISHWANATH

Bala Vishwanath

Chief Executive Officer